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EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Plan Administrator
LaBarge, Inc. Employee Savings Plan:

We consent to the incorporation by reference in the registration statement No. 33-31330 on Form S-8 of LaBarge, Inc. of our report dated June 21, 2004, with respect to the statements of assets available for plan benefits of the LaBarge, Inc. Employee Savings Plan as of December 31, 2003 and 2002, the related statements of changes in assets available for plan benefits for each of the years then ended, and the related schedule as of December 31, 2003, which report appears in the annual report on
Form 11-K/A of LaBarge, Inc. Employee Savings Plan.

/s/KPMG LLP

St. Louis, Missouri
June 29, 2004